EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners of TEPPCO Partners, L.P.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-146483-03, 333-108416, 333-103515 and 333-85486) of Duke Energy Carolinas, LLC of our report dated February 28, 2006, except for the effects of discontinued operations, as discussed in Note 5, which is as of June 1, 2006, with respect to the consolidated balance sheets of TEPPCO Partners, L.P. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, which appears in the December 31, 2007 annual report on Form 10-K of Duke Energy Carolinas, LLC.

Our report dated February 28, 2006, except for the effects of discontinued operations, as discussed in Note 5, which is as of June 1, 2006, contains a separate paragraph that states that as discussed in Note 20 to the consolidated financial statements, the Partnership has restated its consolidated balance sheet as of December 31, 2004, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for the years ended December 31, 2004 and 2003.

/s/ KPMG LLP

Houston, Texas

March 13, 2008